UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015

Attune RTD

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-163579

(Commission File Number)

32-0212241

(IRS Employer Identification No.)

236 West Portal Ave., #320

San Francisco, CA 94127

(Address of principal executive offices)(Zip Code)

(855) 274-6928

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2015, Kenneth J. Miller, Jr; submitted his resignation as acting C.E.O, effective immediately.

On February 24, 2015, Kenneth J. Miller, Jr; submitted his resignation as a director of the board, effective immediately.  Mr. Miller was not a member of any of the Board’s committees. Effective as of his resignation, Mr. Miller is no longer a member of the Board.

As a result of the resignations of Messr. Miller, Messr. Paul Shawn Davis has been reappointed as the C.E.O; effective immediately, and the Board will consist of two directors, Messrs. Davis and Bianco. The Board does not intend to appoint new directors to replace Messr. Miller and Davis, and Bianco have determined that the Board will consist of two directors going forward.

Item 7.01. Regulation FD Disclosure

Press Release

On October 31, 2014, the Company issued a press release, posted to its Corporate website under the, “Investor Information” tab in which the Companies acting C.E.O at the time, Mr. Kenneth J. MIller. Jr., announced, “BGP has attained in excess of $3,000,000 (three million dollars) in funding with the assistance of an investor and a major U.S. credit facility. The funding is sufficient to complete the buyout and finance the future business operations of Attune.”. Prior to posting the press release, the board questioned Mr. Miller in regards to the funds and was assured the funds were imminent and or in the process of being delivered to, and received by the aforementioned U.S. credit facility. Upon further investigation by the Board, it determined this statement to be false and the press release was removed on February 10, 2015.

The information in this Item 7.01 and in Exhibit 99.1 furnished herewith shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act unless specifically stated by the Company.

Item 9.01 Exhibits

(d) Exhibits

The following Exhibit is furnished as a part of this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release of the Company dated October 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Attune RTD
(Registrant)

Date: March 11, 2015	By:	/s/ Paul Shawn Davis
	Name:	Paul Shawn Davis
	Title:	Chief Executive Officer